32000 Aurora Road Solon, OH 44139 tel 440.715.1300 800.327.7877 fax 440.715.1301 November 17, 2016 Theodore L. Tewksbury III 5728 La Seyne Place San Jose, CA 95138 Re: Executive Chairman Position Dear Ted: Subject to the formal approval of the Board of Directors of Energy Focus, Inc., it is with great enthusiasm that I extend to you this invitation to join the Board of Directors and offer of employment for the position of Executive Chairman of Energy Focus, Inc., with a start date of December 12, 2016. Our offer for employment includes: 1. Base salary - Your starting annualized salary will be $200,000, paid on a monthly basis, which computes to $16,666.67. 2. Equity Award - You will receive a grant of RSUs having a total grant date value of approximately $100,000 (with the number of units calculated by dividing $100,000 by the 30-day average closing price of the Company's stock for the period ending on the last trading day prior to the grant date), which units shall vest on the first anniversary of the grant date. 3. Expenses - Energy Focus will reimburse you for all Company approved business travel and entertainment expenses within the guidelines of the Company's Travel and Entertainment Expense Policy, including reasonable temporary housing, in the form of a hotel or apartment, for the time spent at the company's Solon, Ohio headquarters. All Travel and Entertainment expenses must be submitted via expense reports including receipts. 4. New Hire Documentation- As part of the hiring process, you will be required to complete certain Federal, State and company documentation. In compliance with federal law, all persons hired will be required to verify identity and eligibility to work in the United States and to complete the required employment eligibility verification document form upon hire. 5. Company Handbook/Confidentiality Agreement - Due to the large amount of intellectual property and other Company propriety factors, as well as company rules and standards, we require you to sign several agreements upon joining the Company that confirm your commitment to confidentiality, code of conduct and ethical behavior. 6. At Will Employment - The employment relationship between you and the Company shall be "at will", terminable by either party at any time for any or no reason.